Exhibit 99.1

WhiteHorse Finance, Inc. Announces Second Quarter 2026 Earnings Results and Declares Quarterly Distribution of $0.25 Per Share

NEW YORK, August 10, 2026 /PRNewswire/ -- WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced its financial results for the second quarter ended June 30, 2026. In addition, the Company’s board of directors has declared a distribution of $0.25 per share with respect to the quarter ended June 30, 2026. The distribution will be payable on October 5, 2026 to stockholders of record as of September 21, 2026.

Stuart Aronson, WhiteHorse Finance’s Chief Executive Officer, commented, “During the second quarter, we continued to execute on the priorities we outlined last quarter, including actively managing previously identified credit situations, maintaining discipline in new originations, and repurchasing shares at a discount to NAV. Our results this quarter reflected a return to net asset value growth, driven by favorable portfolio markups and the accretive impact of our share repurchase program. The majority of our portfolio remained stable, and we selectively deployed capital into new investments while keeping leverage below our target range. We remain focused on preserving liquidity, managing risk, and investing selectively. Our priority continues to be protecting shareholder value while positioning the portfolio for continued improvement over time.”

Recent Developments:

On August 10, 2026, WhiteHorse Advisers voluntarily agreed to waive and reduce the incentive fee on net investment income from its stated annual rate of 20.00% to 17.50% for the next fiscal quarter ending September 30, 2026.

Summary Information as of June 30, 2026 and March 31, 2026 (unaudited):

	Three Months Ended	Three Months Ended	Change
($ in thousands except per share data)	June 30, 2026	March 31, 2026	$	%
Total investment income	$14,369	$15,862	(1,493)	(9.4)
Total expenses, including excise tax	9,688	10,259	(571)	(5.6)
Net investment income and core net investment income(1)	4,681	5,603	(922)	(16.5)
Net investment income and core net investment income(1) per share	0.217	0.253	(0.036)	(14.2)
Distributions per share	0.250	0.250	—	—
Special distributions per share	—	0.010	(0.01)	(100.0)
Net realized gains (losses)	(51)	(4,727)	4,676	98.9
Net unrealized appreciation (depreciation)	5,779	(1,563)	7,342	NM
Net increase (decrease) in net assets resulting from operations	10,409	(687)	11,096	NM

($ in thousands except per share data)	As of June 30, 2026	As of March 31, 2026	$	%
Total investments, at fair value(2)	$569,202	$543,040	26,162	4.8
STRS JV total investments, at fair value	340,272	327,061	13,211	4.0
Net asset value per share	11.77	11.47	0.30	2.6

Portfolio and Investment Activity

As of June 30, 2026, the fair value of WhiteHorse Finance’s investment portfolio was $569.2 million, compared with $543.0 million as of March 31, 2026. The portfolio as of June 30, 2026 consisted of 131 positions across 67 companies with a weighted average effective yield of 10.8% on income-producing debt investments. The average debt investment size (excluding investments in STRS JV (as defined below)) was $4.9 million with the overall portfolio comprised of approximately 72.7% first lien secured loans, 0.9% second lien secured loans, 0.2% unsecured loans, 7.1% equity and 19.1% in investments in STRS JV. Almost all loans were variable rate investments (primarily indexed to the Secured Overnight Financing Rate) with fixed rate securities representing only 1.4% of loans at fair value. Nearly all performing floating rate investments have interest rate floors.

During the three months ended June 30, 2026, WhiteHorse Finance made investments in three new portfolio companies for a total of $23.1 million, added a total of $2.3 million to existing portfolio companies and net fundings of $1.8 million to revolver loans. Proceeds from sales and repayments totaled approximately $2.2 million with no full realizations for the three months ended June 30, 2026.

In addition to the transactions discussed above, during the three months ended June 30, 2026, WhiteHorse Finance transferred assets comprised of two existing portfolio companies, totaling $7.8 million to STRS JV in exchange for a net investment in STRS JV of $2.3 million as well as cash proceeds of $5.5 million.

Distributions

The Company's board of directors has declared a distribution of $0.25 per share with respect to the quarter ending September 30, 2026. The distribution will be payable on October 5, 2026 to stockholders of record as of September 21, 2026.

On May 7, 2026, the Company declared a distribution of $0.25 per share with respect to the quarter ended June 30, 2026. The distribution was paid on July 6, 2026, to stockholders of record as of May 21, 2026.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company’s periodic reports filed with the Securities and Exchange Commission.

Conference Call

WhiteHorse Finance will host a conference call to discuss its second quarter results for the period ended June 30, 2026, at 1:30 p.m. ET on Tuesday, August 11, 2026. To access the teleconference, please dial 800-267-6316 (domestic) or +1 203-518-9783 (international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID #WHFQ226. Investors may also access the call on the investor relations portion of the Company’s website www.whitehorsefinance.com.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through August 18, 2026. The teleconference replay can be accessed by dialing 800-938-1598 or +1 402-220-1545 for international callers. A webcast replay will also be available on the investor relations portion of the Company’s website at www.whitehorsefinance.com.

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company’s investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with $75 billion of capital under management(3) across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

(1) “Core net investment income” is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company’s financial performance excluding (i) the net impact of costs associated with the refinancing of the Company’s indebtedness, (ii) the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and (iii) excise and other income taxes related to such net realized gains and losses (net of incentive fees). The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Additional information on core net investment income and a reconciliation of core net investment income to its most directly comparable GAAP financial measure, net investment income, are set forth in Schedule 1 hereto.

(2) Includes investments in WHF STRS Ohio Senior Loan Fund LLC (“STRS JV”), an unconsolidated joint venture.

(3) As of August 10, 2026, based on total capital raised by H.I.G. Capital and affiliates.

SCHEDULE 1

As a supplement to GAAP financial measures, the Company has provided information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted to exclude the net impact of costs associated with the refinancing of the Company’s indebtedness, the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and excise or other income taxes related to such net realized gains and losses (net of incentive fees). There were no excise or other income taxes related to net realized gains and losses for the quarters ended June 30, 2026, and June 30, 2025.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended June 30, 2026, and June 30, 2025 (in thousands, except per share data):

	June 30, 2026		June 30, 2025
	Amount	Per Share	Amount	Per Share
		Amounts		Amounts
Net investment income	$4,681	$0.217	$6,562	$0.282
Net impact of costs associated with refinancing of indebtedness	—	—	—	—
Accrual for capital gains incentive fee	—	—	—	—
Net impact of excise tax expense related to net realized gains and losses	—	—	—	—
Core net investment income	$4,681	$0.217	$6,562	$0.282

Contacts

Stuart Aronson
WhiteHorse Finance, Inc.
212-506-0500
saronson@higwhitehorse.com

or

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

or

Robert Brinberg Rose & Company 212-257-5932 whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.